Exhibit 10.25

Shanghai Pudong Development Bank Suzhou Branch

Comprehensive Credit Line Agreement

Comprehensive Credit Line Agreement of Shanghai Pudong Development Bank Suzhou Branch

Agreement No.

Borrower (referred to as “Party A” hereinafter): Multi-Fineline Electronix (Suzhou) Co., Ltd.
Residence:	AB Building, Suning Industrial District, Dongwu South Road, Wuxian City
Postal code:	5276824
Legal representative:
Telephone:
Fax:

Lender (referred to as “Party B” hereinafter): Shanghai Pudong Development Bank Suzhou Branch
Residence:	No. 1478 Remin Road
Postal code:	215005
Legal representative: Yan Qi
Telephone:	67208070
Fax:

In compliance with the statutory requirements of “People’s Republic of China Law of Commercial Banks “ and “Interim Measures on the Authorization and Administration of Credit Line by Commercial Banks” and the related governing laws, Party A and Party B contractually agree that this agreement is construed in fair, at will and bona fide principles.

Chapter One Definition and Interpretation

Provision 1. Unless otherwise required in the text of the agreement for further interpretation, the following terms in this agreement shall contain the connotations as presented below:

Comprehensive credit line: it means that Party B conditionally agrees to provide one type or several types of credit lines to Party A.

Specific business: it refers to the specific business operations as determined in accordance with the comprehensive credit extension of Party B to Party A. Party B will offer Party A the credit services including the loan, syndicated loans, banker’s acceptance bills, trade finance and so on.

Maximum amount of line of credit: it refers to the sum of the maximum balance as determined in accordance with the comprehensive credit line of Party B to Party A for various specific businesses, which Party A may submit an application to Party B for use within the valid period for funding from the credit lines as stipulated in this agreement.

Specific line of credit: it refers to the debt principal for a specific business that Party A may use within the valid period for comprehensive credit line as stipulated in this agreement, or the maximum balance of financial loans available to Party A as acknowledged by Party B and therefore undertaken by Party B, which is determined within the maximum amount of line of credit.

Standby line of credit: it refers to the difference between the maximum amount of line of credit and the sum total of all specific lines of credit and the line is not restricted to a specific business operation. With the approvals from Party A and Party B, standby line of credit can be used as the specific line of credit.

Used line of credit: it refers to the amount of debt principal, within the specific line of credit, for a specific business that occurs to Party A but is not settled during the valid period for comprehensive credit line as stipulated in this agreement, or the sum of contingent liabilities that occurs due to Party A but is not yet repaid.

Maximum available line of credit: it refers to the difference between the maximum amount of line of credit and the sum of all used lines of credit.

Available line of credit: it refers to the difference between the specific line of credit for a specific business and the used line of credit for the same specific business.

Specific business contract: it refers to the corresponding contract or agreement signed by and between Party A and Party B for use of a specific line of credit.

Chapter Two Maximum Amount of Line of Credit and Specific Line of Credit

Provision 2. The maximum amount of line of credit that Party A may use through submitting an application to Party B during the valid period for credit extension as stipulated in this agreement is equivalent in conversion to RMB Eighty Million yuan, in which:

(1)	RMB (in words): Eighty Million Yuan

(2)	Foreign currency (in words): US$ 0,000

(3)	Standby line (in words): RMB 0,000 Yuan or equivalent amount of USD

The above comprehensive line of credit is mainly used as production and operation fund, in which at least              must be used to meet the fund demand of             .

Provision 3. Within the maximum amount of line of credit, the specific lines of credit for the various specific businesses are listed in the following table (Currency type and amount shall be indicated for the following):

Chapter Three Period for Credit Line

Provision 4. The valid period for maximum amount of line of credit is 1 year: from July 31, 2005 to July 31, 2006.

Chapter Four Use of Maximum amount of line of credit and Specific Line of credit

Provision 5. Within the valid period of this agreement and the maximum amount of line of credit and specific lines of credit (if in subdivision), Party A may apply to use the credit lines in one application or several applications for individual specific businesses. Reviewing the written application(s) and the credit status of Party A, Party B will sign specific credit business contract(s) with Party A in accordance with the credit policy of Party B and the stipulations of this agreement.

Comprehensive Line of credit (RMB 10,000 Yuan)	Loan	Establishment of Letter of Credit for Import (US$10,000)	Banker’s Acceptance Bill (RMB 10,000 Yuan)	Packing Loan (RMB 10,000 Yuan)	Export Bills Purchase (US$10,000)

Eight Thousand

Provision 6. The sum of used lines of credit for Party A may not exceed the maximum amount of line of credit. Within the effective period of this agreement, Party A may use a specific line of credit in a revolving way.

Party A shall submit an application for use of a specific line of credit within the valid period for this credit agreement, and upon the expiration of this agreement, the available specific line of credit is automatically cancelled.

Provision 7. Party A and Party B shall sign a specific contract with regard to a specific business, and if there is a discrepancy between this agreement and the specific business contact, the specific business credit line contract shall supersede this agreement.

Provision 8. The use of specific line of credit shall not go beyond the termination date of this agreement, and the duration of the specific line of credit is limited to one year.

Chapter Five Rate

Provision 9. The interest rate, exchange rate and fee that need to be determined for the various specific businesses under the comprehensive line of credit as well as the various charges payable to Party B are listed below:

1.	Loan interest rate is the base interest rate as made public by the People’s Bank of China for the corresponding period;

2.	The rate for opening banker’s acceptance bill is the rate made public by the People’s Bank of China;

3.	The fees for foreign exchange settlements, the documentary credits, the packing loan and the export bills purchases are set in accordance with the guidelines of the People’s Bank of China. A preferential rate will be offered within the range as permitted by the Inter-bank Association

Chapter Six Adjustment to Maximum Amount of Line of Credit and Specific Line of Credit

Provision 10. When one of the following conditions occurs, Party B shall have the right to amend to the maximum amount of line of credit and the period for credit extension, and/or terminate this comprehensive credit line agreement:

1.	There is a significant change of the monetary policy of the state;

2.	A major financial risk occurs or is likely to occur in the region that Party A is located;

3.	There is a significant change in the Party A’s market of businesses;

4.	Party A is experiencing or will encounter the major operational difficulties or risks;

5.	There is significant change in the Party A’s corporate structure such as divestment, merger and acquisition, and dissolution;

6.	Party A does not appropriately use the credit line in the specific businesses;

7.	Party A transfers assets, retrieve capital and deny indebtedness in a unclear purpose;

8.	Party A violates the contractual commitments as stipulated in this agreement;

9.	The guarantor for this agreement is in critical shortage of working capital or encounters major operational difficulty, which negatively affects the capacity as being a guarantor;

10.	The object of pledge or the thing pledged is damaged or lost, which jeopardizes the security and right of Party B;

11.	Any event that has taken place or any circumstance that has emerged, upon the judgment of Party B, has resulted in or led to the decrease of repayment ability of Party A or the harm to the rights and benefits of Party B.

Provision 11. Sharing of Line of credit Under This Agreement:

1.	The credit line of this agreement shall not be used in any off-the-record businesses.

2.	The issuance of payment notes and Letter of Credit can share credit line of this agreement within the same business entity.

3.	Sharing of line of credit among entities in the same kind of business is allowed. The applying entity shall obtain the approval of Party A as of the parent company and Party B for the share of credit. When the number of entities or a typical line of credit is increased, another entity’s or another type of line of credit in the group shall be correspondingly decreased at the same scale, and the applying entity that has made adjustment to the line of credit shall sign a supplementary agreement with Party B with regard to credit extension and guarantee.

4.	With regard to the business entity’s need for a short-term credit, standby line of credit may be used to meet the financing requirements instead of adjusting the specific lines of credit among the group of entities.

5.	The Party A as of the parent company has the right to adjust and allocate the line of credit among its subsidiaries within the group. Party A shall specify the right of use, and the sharing of different lines of credit among all subsidiaries subject to the consent of Party B.

Provision 12. Party A has to submit a written request for any amendments the various specific lines of credit after this agreement is signed. Party B has to give written consent before any amendments are made. The written application of amendments from Party A and the written approval from Party B shall be considered as the modification to Provision 3 of this agreement, and are treated in the same legality and enforceability of this agreement.

Chapter Seven Guarantee

Provision 13. To insure that borrowing under this credit agreement is repaid, the following guarantees shall be adopted for this credit line agreement,

and the arrangement of guarantee can be based either on the individual businesses, or collectively for a maximum amount of line of credit:

1.	Suretyship is provided by ;

2.	Collateral is provided by , and the collateral is ;

3.	Security pledge is provided by , and the security item is ;

Provision 14. Although different forms of guarantees for the credit line are stipulated in this chapter, when a specific business transaction is occurred and if Party B considers it is necessary, Party B still has the right to request Party A to provide additional guarantee, and Party A may not refuse to provide such guarantee under the excuse that guarantee is already stipulated in this chapter.

Chapter Eight Commitment of Party B

Provision 15. When Party A submits an application for use of a specific line of credit in accordance with the stipulation of this agreement, Party B shall process and approve the application in a timely manner.

Chapter Nine Commitment of Party A

Provision 16. The use of fund within a specific line of credit shall be in line with the requirements of the law and the stipulations of this agreement and the specific business contract, and shall be subject to examination by Party B at any time.

Provision 17. Party A shall open a settlement account at Party B, and shall guarantee that the total amount for the various settlements at Party B is no less in proportion than the credit extension of Party B in the total scale of the credit extension of the company.

Provision 18. The violation by Party A of any stipulation in this agreement or in a specific business contract will constitute a breach of contract against this agreement, and Party B will have the right to recover ahead of schedule any fund allocated under the maximum amount of line of credit, and will have the right to terminate this agreement and the specific business contract.

Party A shall take full responsibility to compensate Party B for any loss incurred to Party B due to the breach of contract by Party A.

Chapter Ten Validation of Agreement

Provision 19. This agreement goes into effect from the date on which it is signed and marked with seal by the legal representatives of both Party A and Party B or the authorized agents thereof.

Chapter Eleven Dispute and Settlement

Provision 20. If there is any dispute during the enforcement of the agreement between Party A and Party B, the two parties shall first seek a resolution through friendly negotiations, and if it is necessary to take legal proceeding, either party may institute a proceeding at the court where Party B is located.

Chapter Twelve Entirety of Agreement

Provision 21. Each specific business contract that Party B signs with Party A in accordance with this agreement is a valid part of this agreement, and the entire agreement is thus construed.

Provision 22. If Party A fails to fulfill any obligation as stipulated in any specific business contract signed by and between Party A and Party B in accordance with this agreement, such failure will constitutes a breach against this agreement, and Party B can therefore terminate this agreement and call back all the outstanding credit and loans.

Provision 23. Party A and Party B may sign additional agreement in writing with regard to an issue unsettled in this agreement, which shall be regarded as an appendix to this agreement. An appendix to this agreement is a valid part of this agreement, and has the same legal force as this agreement.

Chapter Thirteen Supplementary Provisions

Provision 24. This credit line agreement is in four original copies, and Party A and Party B respectively hold two copies each.

Provision 25. This agreement is signed on July 31, 2005 at Shanghai Pudong Development Bank Suzhou Branch.

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Signature by the two parties:

When this agreement is signed, the two parties have no disagreement over any provisions in this agreement, and have accurate and correct understanding of the intendment of law for the relevant provisions on the rights, obligations and responsibilities of the parties thereof.

Party A (Official Seal)	Party B (Official Seal)
[illegible seal]	[seal: Shanghai Pudong Development Bank Suzhou Branch –
Contract Specific Seal – (1)]

Legal Representative (Authorized Agent)
Legal Representative (Authorized Agent)	[signature]
[signature]